October 29, 2018	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Third-quarter 2018 Financial Results

Declares Fourth-quarter Dividend;
Affirms 2018 Financial Guidance

TULSA, Okla. - October 29, 2018 - ONE Gas, Inc. (NYSE: OGS) today announced financial results for its third quarter 2018, declared its quarterly dividend and affirmed its 2018 financial guidance.

Highlights include:

•	Third-quarter 2018 net income was $16.3 million, or $0.31 per diluted share, compared with $18.8 million, or $0.36 per diluted share, in the third quarter 2017;

•	Year-to-date 2018 net income was $127.5 million, or $2.41 per diluted share, compared with $115.9 million, or $2.19 per diluted share, in the same period last year; and

•
The board of directors declared a quarterly dividend of $0.46 cents per share, or $1.84 per share on an annualized basis, payable on Dec. 3, 2018, to shareholders of record at the close of business on Nov. 13, 2018.

"We continue to execute our strategy of investing in our natural gas distribution systems targeted toward safety, integrity and reliability,” said Pierce H. Norton II, president and chief executive officer. “Our solid third quarter is reflective of these investments."

THIRD-QUARTER 2018 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $36.2 million in the third quarter 2018, compared with $45.1 million in the third quarter 2017.

Net margin decreased $1.3 million compared with third quarter 2017, which primarily reflects:

•	A $6.0 million decrease related to the deferral of potential refund obligations associated with the Tax Cuts and Jobs Act of 2017 and related rate adjustments; offset by

•	A $3.8 million increase from new rates in Texas and Kansas; and

•	A $1.0 million increase attributed to net residential customer growth in Oklahoma and Texas.

-more-

ONE Gas Announces Third-quarter 2018 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2018 Financial Guidance

October 29, 2018

Third-quarter 2018 operating costs were $110.5 million, compared with $104.8 million in the third quarter 2017, which primarily reflects:

•	A $2.8 million increase in employee-related expenses; and

•	A $1.7 million increase in bad debt expense.

Third-quarter 2018 depreciation and amortization expense was $40.3 million, compared with $38.4 million in the third quarter 2017, due primarily to an increase in depreciation expense from capital investments placed in service and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

Results for the third quarter of 2018 include a $2.6 million reduction in income tax expense due to the decrease in the federal statutory income tax rate.

Capital expenditures were $103.5 million for the third quarter 2018, compared with $94.4 million in the third quarter 2017, due primarily to increased system integrity activities and extending service to new areas.

Key Statistics: More detailed information is listed on page 12 in the tables.

•	Residential natural gas sales volumes delivered were 7.5 billion cubic feet (Bcf) in the third quarter 2018, down 3 percent compared with the same period last year;

•	Total natural gas sales volumes delivered were 11.6 Bcf in the third quarter 2018, down 2 percent compared with the same period last year;

•	Natural gas transportation volumes delivered were 45.9 Bcf in the third quarter 2018, down 1 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 57.5 Bcf in the third quarter 2018, down 1 percent compared with the same period last year.

YEAR-TO-DATE 2018 FINANCIAL PERFORMANCE

Operating income for the nine-month 2018 period was $207.6 million, compared with $222.9 million for the same period last year.

Net margin increased $0.7 million compared with the same period last year, which primarily reflects:

•	A $12.7 million increase from new rates in Texas and Kansas;

•	A $4.5 million increase due to higher sales volumes, net of weather normalization, primarily from colder weather in 2018 compared with 2017;

•	A $4.4 million increase due primarily to higher transportation volumes;

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ONE Gas Announces Third-quarter 2018 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2018 Financial Guidance

October 29, 2018

•	A $3.4 million increase attributed to net residential customer growth in Oklahoma and Texas;

•	A $1.2 million increase in rider and surcharge recoveries due to a higher ad-valorem surcharge in Kansas, which is offset by higher regulatory amortization expense; and

•	A $0.9 million increase due to the benefit of the retroactive 2017 compressed natural gas federal excise tax credit that was enacted in February 2018; offset by

•	A $27.5 million decrease related to the deferral of potential refund obligations associated with the Tax Cuts and Jobs Act of 2017 and related rate adjustments.

Operating costs for the nine-month 2018 period were $346.8 million, compared with $336.5 million for the same period last year, which primarily reflects:

•	A $10.7 million increase in employee-related expenses; and

•	A $2.3 million increase in bad debt expense; offset by

•	A $2.3 million decrease in outside services costs as certain pipeline maintenance activities were completed with internal resources.

Depreciation and amortization expense for the nine-month 2018 period was $119.0 million, compared with $113.3 million for the same period last year, due primarily to an increase in depreciation expense from capital investments placed in service and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

Results for the nine-month 2018 period include a $22.6 million reduction in income tax expense due to the decrease in the federal statutory income tax rate.

Capital expenditures for the nine-month 2018 period were $279.3 million, compared with $249.1 million for the same period last year, due primarily to increased system integrity activities and extending service to new areas.

The company ended the third quarter 2018 with $12.4 million of cash and cash equivalents and $423.2 million of credit available under its $700 million credit facility. The total debt-to-capitalization ratio at September 30, 2018, was 42 percent, and the ratio of long-term debt-to-capitalization was 37 percent.

> View earnings tables

REGULATORY ACTIVITY

Oklahoma

In March 2018, Oklahoma Natural Gas filed its second annual Performance-Based Rate Change (PBRC) application following the general rate case that was approved in January 2016.

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ONE Gas Announces Third-quarter 2018 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2018 Financial Guidance

October 29, 2018

The filing was based on a calendar test year of 2017. The PBRC filing identified a $5.6 million credit to base rates primarily due to the reduction in the corporate federal statutory income tax rate. If approved as filed, the credit will be applied to customers' bills over a 12-month period following receipt of an order.

In September 2018, the administrative law judge issued his report. A hearing is scheduled before the Oklahoma Corporation Commission for November 28, 2018, with a final order anticipated in December 2018.

Kansas

In August 2018, Kansas Gas Service submitted an application to the Kansas Corporation Commission (KCC) requesting an increase of approximately $2.4 million related to its Gas System Reliability Surcharge (GSRS). An order from the KCC is expected in December 2018, with new rates effective January 1, 2019. GSRS is a capital-recovery mechanism that allows for a rate adjustment providing recovery of and a return on incremental safety-related and government-mandated capital investments made between rate cases.

In June 2018, Kansas Gas Service filed a request with the KCC for an increase in base rates, reflecting investments in system improvements and changes in operating costs necessary to maintain the safety and reliability of its natural gas distribution system. Kansas Gas Service’s request, if approved, represents a net base rate increase of $42.7 million. Kansas Gas Service is already recovering $2.9 million from customers through the GSRS, resulting in a total base rate increase of $45.6 million. Benefits from the reduction in the corporate federal statutory income tax rate are also reflected in the filing. This request would increase the average residential customer's natural gas bill by $5.67 per month, on a net basis.

In accordance with Kansas law, the KCC has 240 days to consider Kansas Gas Service's filing.

Texas

Rio Grande Valley Service Area:

In April 2018, Texas Gas Service filed an annual Cost-of-Service Adjustment for the incorporated areas of the Rio Grande Valley service area. The cities approved an increase of $1.1 million, and new rates became effective in August 2018.

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ONE Gas Announces Third-quarter 2018 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2018 Financial Guidance

October 29, 2018

North Texas Service Area:

In June 2018, Texas Gas Service filed a rate case for customers in its North Texas service area for an increase of $1.0 million. If approved, new rates are expected to become effective in December 2018.

2018 FINANCIAL GUIDANCE

ONE Gas affirmed its 2018 financial guidance, which was updated July 30, 2018, with net income expected to be in the range of $167 million to $178 million, or approximately $3.15 to $3.35 per diluted share.

Capital expenditures are expected to be within a range of $375 million to $390 million in 2018, with 70 percent of these expenditures targeted for system integrity and replacement projects.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tuesday, October 30, 2018, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 877-260-1479, pass code 8819977, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 8819977.

LINK TO EARNINGS TABLES

http://www.onegas.com/~/media/OGS/Earnings/2018/Q3_2018_OGS_jwQDe39O0O__2xQ.pdf

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ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

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ONE Gas Announces Third-quarter 2018 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2018 Financial Guidance

October 29, 2018

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.
One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation and energy storage efforts of our customers;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply, and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•
the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility and counterparty creditworthiness;

•	our ability to generate sufficient cash flows to meet all our liquidity needs;

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ONE Gas Announces Third-quarter 2018 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2018 Financial Guidance

October 29, 2018

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	advances in technology;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism and war;

•	cyber attacks or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or company information;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•	our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;

•	our ability to attract and retain talented employees, management and directors;

•	declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONE Gas Announces Third-quarter 2018 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2018 Financial Guidance

October 29, 2018

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2018	2017	2018	2017
	(Thousands of dollars, except per share amounts)
Revenues
Revenues from contracts with customers	$235,757	$244,402	$1,162,162	$1,054,595
Other revenues	2,523	2,740	7,103	22,644
Total revenues	238,280	247,142	1,169,265	1,077,239
Cost of natural gas	51,256	58,769	495,834	404,495
Net margin	187,024	188,373	673,431	672,744

Operating expenses
Operations and maintenance	96,443	91,058	302,103	293,030
Depreciation and amortization	40,344	38,423	118,991	113,293
General taxes	13,996	13,799	44,763	43,518
Total operating expenses	150,783	143,280	465,857	449,841
Operating income	36,241	45,093	207,574	222,903
Other expense, net	(1,929)	(3,715)	(6,287)	(11,022)
Interest expense, net	(12,365)	(11,495)	(36,720)	(34,281)
Income before income taxes	21,947	29,883	164,567	177,600
Income taxes	(5,671)	(11,086)	(37,037)	(61,724)
Net income	$16,276	$18,797	$127,530	$115,876

Earnings per share
Basic	$0.31	$0.36	$2.42	$2.21
Diluted	$0.31	$0.36	$2.41	$2.19

Average shares (thousands)
Basic	52,736	52,488	52,678	52,539
Diluted	53,112	52,926	52,969	52,984
Dividends declared per share of stock	$0.46	$0.42	$1.38	$1.26

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ONE Gas Announces Third-quarter 2018 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2018 Financial Guidance

October 29, 2018

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2018	2017
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$5,964,287	$5,713,912
Accumulated depreciation and amortization	1,768,381	1,706,327
Net property, plant and equipment	4,195,906	4,007,585
Current assets
Cash and cash equivalents	12,430	14,413
Accounts receivable, net	132,436	298,768
Materials and supplies	40,363	39,672
Natural gas in storage	126,481	130,154
Regulatory assets	49,039	88,180
Other current assets	13,762	17,807
Total current assets	374,511	588,994
Goodwill and other assets
Regulatory assets	375,059	405,189
Goodwill	157,953	157,953
Other assets	49,528	47,157
Total goodwill and other assets	582,540	610,299
Total assets	$5,152,957	$5,206,878

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ONE Gas Announces Third-quarter 2018 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2018 Financial Guidance

October 29, 2018

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	September 30,	December 31,
(Unaudited)	2018	2017
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued 52,598,005 shares and outstanding 52,526,346 shares at September 30, 2018; issued 52,598,005 and outstanding 52,312,516 shares at December 31, 2017	$526	$526
Paid-in capital	1,725,361	1,737,551
Retained earnings	300,547	246,121
Accumulated other comprehensive income (loss)	(5,167)	(5,493)
Treasury stock, at cost: 71,659 shares at September 30, 2018 and 285,489 shares at December 31, 2017	(4,643)	(18,496)
Total equity	2,016,624	1,960,209
Long-term debt, excluding current maturities, and net of issuance costs of $7,402 and $8,033, respectively	893,880	1,193,257
Total equity and long-term debt	2,910,504	3,153,466
Current liabilities
Current maturities of long-term debt	300,008	8
Notes payable	276,000	357,215
Accounts payable	68,332	143,681
Accrued interest	7,867	18,776
Accrued taxes other than income	48,760	41,324
Accrued liabilities	23,968	30,058
Regulatory liabilities	41,665	9,438
Customer deposits	61,569	60,811
Other current liabilities	7,858	12,019
Total current liabilities	836,027	673,330
Deferred credits and other liabilities
Deferred income taxes	634,650	599,945
Regulatory liabilities	521,717	519,421
Employee benefit obligations	155,443	172,938
Other deferred credits	94,616	87,778
Total deferred credits and other liabilities	1,406,426	1,380,082
Commitments and contingencies
Total liabilities and equity	$5,152,957	$5,206,878

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ONE Gas Announces Third-quarter 2018 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2018 Financial Guidance

October 29, 2018

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2018	2017
	(Thousands of dollars)
Operating activities
Net income	$127,530	$115,876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118,991	113,293
Deferred income taxes	36,637	61,329
Share-based compensation expense	6,195	6,930
Provision for doubtful accounts	6,758	4,508
Changes in assets and liabilities:
Accounts receivable	159,574	158,747
Materials and supplies	(691)	(4,705)
Natural gas in storage	3,673	(32,209)
Asset removal costs	(39,195)	(37,928)
Accounts payable	(63,857)	(65,983)
Accrued interest	(10,909)	(11,112)
Accrued taxes other than income	7,436	2,087
Accrued liabilities	(6,090)	(4,396)
Customer deposits	758	(1,566)
Regulatory assets and liabilities	100,268	11,448
Other assets and liabilities	(10,310)	(13,915)
Cash provided by operating activities	436,768	302,404
Investing activities
Capital expenditures	(279,346)	(249,057)
Other	—	617
Cash used in investing activities	(279,346)	(248,440)
Financing activities
Repayments of notes payable, net	(81,215)	29,000
Repurchase of common stock	—	(17,512)
Issuance of common stock	2,390	2,208
Dividends paid	(72,432)	(65,996)
Tax withholdings related to net share settlements of stock compensation	(8,148)	(9,455)
Cash used in financing activities	(159,405)	(61,755)
Change in cash and cash equivalents	(1,983)	(7,791)
Cash and cash equivalents at beginning of period	14,413	14,663
Cash and cash equivalents at end of period	$12,430	$6,872

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ONE Gas Announces Third-quarter 2018 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2018 Financial Guidance

October 29, 2018

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2018	2017	2018	2017
	(Millions of dollars, except as noted)
Financial
Net margin	$187.0	$188.3	$673.4	$672.7
Operating costs	$110.5	$104.8	$346.8	$336.5
Depreciation and amortization	$40.3	$38.4	$119.0	$113.3
Operating income	$36.2	$45.1	$207.6	$222.9
Capital expenditures	$103.5	$94.4	$279.3	$249.1

Net margin on natural gas sales	$158.1	$159.9	$569.7	$577.4
Transportation revenues	$21.9	$21.5	$79.5	$73.1
Net margin, excluding other revenues	$180.0	$181.4	$649.2	$650.5

Volumes (Bcf)
Natural gas sales
Residential	7.5	7.7	84.1	63.6
Commercial and industrial	3.9	3.9	27.8	21.7
Wholesale and public authority	0.3	0.2	1.5	1.2
Total sales volumes delivered	11.6	11.8	113.3	86.5
Transportation	45.9	46.4	162.6	156.6
Total volumes delivered	57.5	58.2	275.9	243.1

Average number of customers (in thousands)
Residential	1,992	1,983	2,005	1,995
Commercial and industrial	156	156	159	158
Wholesale and public authority	3	3	3	3
Transportation	12	12	12	12
Total customers	2,163	2,154	2,179	2,168

Heating Degree Days
Actual degree days	44	17	6,164	4,580
Normal degree days	60	61	6,035	6,011
Percent colder (warmer) than normal weather	(27)%	(72)%	2%	(24)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	868	865	876	872
Actual degree days	11	3	2,218	1,577
Normal degree days	1	2	1,967	1,968
Percent colder (warmer) than normal weather	*	*	13%	(20)%

Kansas
Average number of customers (in thousands)	634	633	641	639
Actual degree days	33	13	3,008	2,344
Normal degree days	58	58	3,005	2,980
Percent colder (warmer) than normal weather	*	*	—%	(21)%

Texas
Average number of customers (in thousands)	661	656	662	657
Actual degree days	0	1	938	659
Normal degree days	1	1	1,063	1,063
Percent colder (warmer) than normal weather	*	*	(12)%	(38)%

*Not meaningful